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                                                                   Exhibit 10.57

                                     SBI-USA
                          2361 Campus Drive, Suite 210
                                  Irvine 92612


                                                             August 18, 2003

Attention: Robert E. Ciri, Chief Executive Officer
Ventures-National Incorporated
44358 Old Warm Springs Boulevard
Fremont, California 94538

RE: Amendment of Consulting Agreement

Gentlemen:

         We refer to the Consulting Agreement dated as of July 24, 2003 (the "Consulting Agreement") between SBI-USA ("SBI"), and Ventures-National Incorporated, a Utah corporation (collectively with its affiliates, the "Company").

         We have agreed between us that the Consulting Agreement be amended with regard to the compensation to be received by SBI for the services outlined in the Consulting Agreement. Therefore the Consulting Agreement is hereby amended as follows:

Paragraph 3 of the Consulting Agreement is replaced in its entirety with the following

         3. In consideration of its services pursuant to this Agreement, SBI shall be entitled to receive, and the Company agrees that SBI shall receive, whether from the Company or from affiliates thereof, (a) a warrant exercisable for 500,000 shares of common stock of the Company having an exercise price of $0.75 per share which shall be exercisable for a period of two years commencing upon July 24, 2003. Such warrants shall also provide for cashless exercise; (b) a warrant exercisable for 500,000 shares of common stock of the Company having an exercise price of $0.38 per share which shall be exercisable for a period of on year commencing upon July 24, 2003; and (c) a warrant exercisable for 600,000 shares of common stock of the Company having an exercise price of $0.75 per share which shall be exercisable for a period of six months commencing upon August 18, 2003. All of the warrants described in this Paragraph 3 shall provide for adjustment of the exercise price thereof and the number of shares of common stock issuable upon the exercise thereof in the event of (i) the declaration of dividends on the outstanding common stock payable in shares of its capital stock; (ii) subdivision of the outstanding common stock; (iii) combination of the outstanding common stock into a smaller number of shares; or (iv) issuance of any shares of its capital stock by reclassification of the common stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing corporation). The Company agrees that it shall provide to SBI the notices referenced in the any warrant


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Ventures-National Incorporated
August 18, 2003
Page 2



issued to SBI to purchase shares of the Company's common stock by an affiliate of the Company as they relate to the Company and that any such affiliate shall be a third-party beneficiary of this provision.

         We further agree to withhold from exercising the cashless exercise provisions in the warrants described in Paragraph 3(a) of the Consulting Agreement as amended above for a period of six months from the date hereof.

         If the foregoing correctly sets forth our Agreement, please sign the enclosed copy of this letter in the space provided and return it to us.


                                                  Very truly yours,

                                                  SBI-USA



                                                  By:
                                                     --------------------------
                                                     Name: Shelly Singhal
                                                     Title: Managing Director

Confirmed and Agreed to as of:
this 18th day of August, 2003

VENTURES-NATIONAL INCORPORATED



By:
   ------------------------------
   Name:  Robert E. Ciri
   Title: Chief Executive Officer